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Exhibit 99.1

Press Release

Release Date: August 16, 2002	For Immediate Release Contact: Jim Wiggins (270) 745-9507

Bowling Green, KY—Holley Performance Products Inc. Holley Performance Products Inc. announced today that on August 14, 2002, James D. Wiggins, Chairman of the Board, expanded his role with the company to include the offices of Chief Executive Officer (CEO) and President. Mr. Wiggins will replace Jeffrey G. King who resigned on Wednesday to pursue other opportunities.

Mr. Wiggins has extensive experience in manufacturing, a significant portion of that in the automotive industry. He was most recently CEO and President of The Gates Group of Companies, an industrial and automotive systems manufacturer, which includes The Gates Rubber Company, Stant Manufacturing, Schrader-Bridgeport, Int'l and Trico Products Corporation. Prior to that, Mr. Wiggins held the position of Group President of the Stant/Schrader Group of The Gates Group and was CEO and President of Schrader, Inc. prior to its acquisition by The Gates Group's parent company.

Recently, Holley also announced that Joseph (Joe) Andersen joined the company as Vice President and Chief Financial Officer (CFO) on June 17 and that Russell (Russ) W. Ford joined Holley as Vice President and Chief Operating Officer (COO) on August 12.

Mr. Andersen brings to Holley a strong leverage finance background from a successful role as CFO at several Cravey, Green, and Wahlen portfolio companies including PAC (Atlanta, Georgia) and Mebane Packaging Corporation (Mebane, North Carolina). Prior to these assignments, Mr. Andersen served as the CFO at Continental Circuits Corporation in Phoenix, Arizona. Mr. Andersen is a CPA with an Accounting degree from the University of Notre Dame.

Mr. Ford brings to Holley an exceptional background in lean manufacturing, quality, product and process design, and global sourcing. Mr. Ford's background includes executive level operation and general management assignments at Lockheed Martin, Allied Signal, AT&T, and Textron. Under Mr. Ford's leadership his Lockheed Martin Aeronautics Operation was selected as the Shingo Prize (Manufacturing Excellence) winner for 2001, and at AT&T, his Power System Division was selected for the 1994 Deming Award. Mr. Ford has an engineering degree from the Georgia Institute of Technology, and an MBA from the Fuqua Business School at Duke University.

Holley is a leader in the performance engine market, and is used throughout the world in racing, street, marine, powersports, and industrial high performance engines. Holley's family of companies includes the leading brands in the performance market including: Holley, Weiand, Lunati, General Kinetics, Hooker, FlowTech, Annihilator, Earl's, and NOS.

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  Exhibit 99.1